UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 5, 2025

Date of Report (Date of earliest event reported)

Pitney Bowes Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Summer Street

Stamford, Connecticut 06926

(Address of principal executive offices)

(203) 356-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $1 par value per share	PBI	New York Stock Exchange
6.70% Notes due 2043	PBI.PRB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 8, 2025, Pitney Bowes Inc. (the “Company”) completed its previously announced offering (the “Offering”) of $230.0 million aggregate principal amount of its 1.50% Convertible Senior Notes due 2030 (the “Convertible Notes”), including $30.0 million aggregate principal amount of Convertible Notes purchased pursuant to the exercise in full by the initial purchasers of the Convertible Notes (the “Initial Purchasers”) of the option (the “Notes Option”) to purchase additional Convertible Notes, in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Convertible Notes were issued under an indenture, dated as of August 8, 2025 (the “Indenture”), among the Company, the Guarantors (as defined below) and Truist Bank, as trustee (the “Trustee”).

The Company received net proceeds from the Offering of approximately $221.4 million, after deducting the Initial Purchasers’ discounts and estimated offering expenses payable by the Company. The Company used approximately $24.7 million of the net proceeds to fund the cost of entering into the capped call transactions described below. The Company used approximately $61.9 million of the net proceeds to repurchase 5,535,928 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), concurrently with the pricing of the Offering from certain initial investors in the Convertible Notes in privately negotiated transactions effected with or through one of the Initial Purchasers or its affiliate at a purchase price per share equal to the last reported sale price per share of the Common Stock on August 5, 2025, which was $11.18 per share. The Company intends to use the remainder of the net proceeds for general corporate purposes and other strategic investments that align with the Company’s capital strategy, which may include reinvestments in the Company’s business, the repayment or refinancing of debt and other initiatives designed to reduce the Company’s leverage or average borrowing cost.

The Convertible Notes are senior unsecured obligations of the Company and are guaranteed (the “Guarantees”) fully, unconditionally and jointly and severally, on a senior unsecured basis, by each of the Company’s existing and future wholly owned U.S. subsidiaries that guarantee the Company’s existing credit agreement, existing senior notes or any other series of capital markets debt with an aggregate principal amount outstanding in excess of $150.0 million (collectively, the “Guarantors”). The Convertible Notes will accrue interest at a rate of 1.50% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2026. The Convertible Notes will mature on August 15, 2030, unless earlier repurchased, redeemed or converted. Prior to May 15, 2030, the Convertible Notes will be convertible only upon satisfaction of certain conditions and during certain periods, and, thereafter, the Convertible Notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The Company will settle conversions of the Convertible Notes by paying cash up to the aggregate principal amount of the Convertible Notes to be converted and delivering shares of its Common Stock in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the Convertible Notes being converted.

The initial conversion rate is 70.1533 shares of Common Stock per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of approximately $14.25 per share of Common Stock, and subject to adjustment in accordance with the terms of the Indenture.

The Company may not redeem the Convertible Notes prior to August 21, 2028. The Company may redeem for cash all or any portion of the Convertible Notes, at its option, on or after August 21, 2028, if the last reported sale price of the Company’s Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If the Company undergoes a fundamental change (as defined in the Indenture), subject to certain conditions, holders may require the Company to repurchase for cash all or part of their Convertible Notes at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date (as defined in the Indenture). In addition, if a make-whole fundamental change (as defined in the Indenture) occurs or if the Company sends a notice of redemption, the Company will be required in certain circumstances to increase the conversion rate for any Convertible Notes converted in connection with such make-whole fundamental change or notice of redemption by a specified number of shares of its Common Stock.

The Indenture provides for customary events of default, which include (subject in certain cases to grace and cure periods), among others: nonpayment of principal or interest; failure by the Company to comply with its conversion obligations upon exercise of a holder’s conversion right under the Indenture; breach of covenants or other agreements in the Indenture; defaults by the Company or any significant subsidiary (as defined in the Indenture) with respect to other indebtedness in excess of a threshold amount; failure by the Company or any significant subsidiary to pay final judgments in excess of a threshold amount; the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company, any significant subsidiary or any group of Guarantors that, taken together, would constitute a significant subsidiary; and the unenforceability, or the written denial or disaffirmation, of any Guarantee of any Guarantor that is a significant subsidiary or Guarantees of any group of Guarantors that, taken together, would constitute a significant subsidiary.

Under the Indenture, the Convertible Notes may be accelerated upon the occurrence of certain events of default. In the case of an event of default with respect to the Convertible Notes arising from specified events of bankruptcy, insolvency or reorganization of the Company or any significant subsidiary, 100% of the principal of and accrued and unpaid interest on the Convertible Notes will automatically become due and payable. If any other event of default with respect to the Convertible Notes under the Indenture occurs or is continuing, the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Convertible Notes may declare the principal amount and accrued and unpaid interest of the Convertible Notes to be immediately due and payable.

The Convertible Notes rank: senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Convertible Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated, including the Company’s existing senior notes; effectively junior in right of payment to any of the Company’s secured indebtedness, including the Company’s obligations under its existing credit agreement, to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s existing and future subsidiaries that do not guarantee the Convertible Notes.

On August 5, 2025, in connection with the pricing of the Convertible Notes, the Company entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with certain of the Initial Purchasers or their respective affiliates and certain other financial institutions (the “Option Counterparties”). In addition, on August 6, 2025, in connection with the Initial Purchasers’ exercise in full of the Notes Option, the Company entered into additional capped call transactions (the “Additional Capped Call Transactions,” and, together with the Base Capped Call Transactions, the “Capped Call Transactions”) with each of the Option Counterparties. The Company used approximately $24.7 million of the net proceeds from the Offering to pay the cost of the Capped Call Transactions. The Capped Call Transactions are expected generally to reduce the potential dilution to the Common Stock upon conversion of any Convertible Notes, with such reduction subject to a cap. The cap price of the Capped Call Transactions is initially $22.36 per share and is subject to customary anti-dilution adjustments under the terms of the Capped Call Transactions.

The Capped Call Transactions are separate transactions entered into by the Company with the Option Counterparties, are not part of the terms of the Convertible Notes and will not change the holders’ rights under the Convertible Notes. Holders of the Convertible Notes will not have any rights with respect to the Capped Call Transactions.

The foregoing description of the Indenture, the Guarantees, the Convertible Notes and the Capped Call Transactions does not purport to be complete and is qualified in its entirety by reference to the Indenture, the form of Convertible Note and the form of Capped Call Confirmation, copies of which are attached as Exhibits 4.1, 4.2 and 10.1, respectively, to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

ITEM 2.03.	CREATION OF DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Company offered and sold the Convertible Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Convertible Notes were resold by the Initial Purchasers to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration provided by Section 4(a)(2) and Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the purchase agreement dated August 5, 2025 by and among the Company, the Guarantors and the representatives of the Initial Purchasers. The Convertible Notes, the Guarantees and the shares of Common Stock issuable upon conversion of the Convertible Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. To the extent any shares of Common Stock are issued upon conversion of the Convertible Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof because no commission or other remuneration is expected to be paid in connection with conversion of the Convertible Notes and any resulting issuance of shares of the Common Stock. Initially, a maximum of 20,572,442 shares of Common Stock may be issued upon conversion of the Convertible Notes, based on the initial maximum conversion rate of 89.4454 shares of Common Stock per $1,000 principal amount of Convertible Notes, which is subject to customary anti-dilution adjustment provisions.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated August 8, 2025, among Pitney Bowes Inc., the guarantors party thereto and Truist Bank, as trustee, with respect to Pitney Bowes Inc.’s 1.50% Convertible Senior Notes due 2030.

4.2	Form of 1.50% Convertible Senior Note due 2030 (included in Exhibit 4.1).

10.1	Form of Capped Call Confirmation for Capped Call Transactions.

(104)	The cover page Pitney Bowes Inc.’s Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pitney Bowes Inc.

	By:	/s/ Lauren Freeman-Bosworth
	Name:	Lauren Freeman-Bosworth
Date: August 11, 2025	Title:	Executive Vice President, General Counsel and Corporate Secretary